Exhibit 3.4
CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
LULULEMON CORP.
     Lululemon Corp. (formerly known as Lulu Holding, Inc.) (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“DGCL”), does hereby certify:
     FIRST: That the board of directors of the Corporation duly resolved at a meeting of the board of directors an amendment to the Amended and Restated Certificate of Incorporation of the Corporation to change the name of the Corporation. The board of directors resolved as follows:
RESOLVED, that Article I of the Certificate be amended by deleting the existing Article I and substituting the following in its place:
          “Article I. The name of the corporation is lululemon athletica inc. (the
          “Corporation).”
;and be it further
RESOLVED, that the foregoing resolutions be submitted to the stockholders of the Corporation for approval in accordance with §
242 of the DGCL.
     SECOND: That the stockholders of the Corporation approved the aforesaid amendment by written consent in accordance with the provisions of § 228 of the DGCL.
     THIRD: That the foregoing amendment was duly adopted in accordance with the provisions of § 242 of the DGCL.
     IN WITNESS WHEREOF, Lululemon Corp. has caused this certificate to be signed by a duly authorized officer, this 12th day of June, 2007.

/s/ Robert Meers
Name:	Robert Meers
Title:	Chief Executive Officer